EXHIBIT 99.2

                         1983
               ROCK FINANCIAL CORPORATION
               INCENTIVE STOCK OPTION PLAN


     1. PURPOSE. The purpose of this stock option plan ("the Plan") is to assist Rock Financial Corporation (the "Holding Company") in retaining and developing strong management by pro-viding a means whereby officers and other employees of the Holding Company, North Plainfield State Bank (the "Bank"), and any other subsidiary of the Holding Company will be given an opportunity to purchase stock in the Holding Company. The options granted hereunder are intended by the Holding Company to qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1954, as amended (the "Code").

     2.   ADMINISTRATION.

     A. The Plan shall be administered by a committee appointed by the Board of Directors of the Holding Company (the "Committee"). The Committee shall consist of not less than three members of the Holding Company's Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee shall be filled by the Board of Directors. No member of the Committee shall be eligible to receive an option under the Plan. The Committee shall from time to time at its discretion make recommendations to the Board of Directors with respect to the employees who shall be granted options and the amount of stock to be optioned to each.

     B. The Committee shall have the power, subject to and within the limits of the express provisions of the Plan,

          (1) To make recommendations to the Board of Directors from time to time as to which of the eligible persons shall be granted options under the Plan, and the time or times when, and the number of shares for which an option or options shall be granted to each of them, including the terms and provisions of each option to be granted.

          (2) To construe and interpret the Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Committee in the exercise of this power may correct any defect, or supply any omission, or reconcile any inconsistency in the Plan, or in any option agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective; and

          (3) To determine all questions of policy and expediency that may arise in the administration of the Plan.

     C. This paragraph 2 relating to administration may be amended by the Board of Directors from time to time as may be desirable to satisfy any requirements of or under the federal securities and/or other applicable laws of the United States, or to obtain any exemption under such laws.

     3.   SHARES SUBJECT TO THE PLAN.

     A. Subject to the provisions of paragraph 7 (relating to adjustments upon changes in stock), the stock which may be sold pursuant to options granted under the Plan, shall not exceed, in the aggregate, 6,519 shares of the Holding Company's authorized but unissued common stock, which shall represent no more than 5% of the common stock now outstanding and which shall include the number of shares for which options were granted pursuant to any predecessor of this Plan including the Bank's Stock Option Plan. If any options granted under the Plan shall for any reason terminate or expire without having been exercised in full, the stock not purchased under such options shall be available again for the purposes of this Plan.

     B. No option may be granted under the Plan if such grant, together with any applicable prior grant, would exceed any maximum established under the Code for incentive stock options that may be granted to a single employee. Should it be determined that any options granted under the Plan exceed such maximum, the option shall be null and void to the extent, but only to the extent, of such excess. At present the Code provides that the aggregate fair market value (determined as of the time the option is granted) of the stock for which any employee may be granted incentive stock options in any calendar year under all plans of the Holding Company and any parent and subsidiary corporations shall not exceed $100,000 plus any unused limit carryover (as described in Code Section 422A(c)(4)) to such year.

     4.   ELIGIBILITY.

     A. Options may be granted to any officer or other employee of the Holding Company, the Bank, and any other subsidiary of the Holding Company in the discretion of the Board of Directors, as guided by the recommendations of the Committee.

     B. Notwithstanding subparagraph A above, no option shall be granted to any employee who owns, directly or indirectly, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Holding Company, or any parent or subsidiary corporations, unless at the time such option is granted the option price is at least one hundred ten percent (110%) of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of 5 years from the date such option is granted.

     5. TERMS OF OPTION AGREEMENTS. Each option agreement shall be in such form and shall contain such provisions as the Board of Directors, as guided by the recommendations of the Committee, from time to time shall deem appropriate. Option agreements need not be identical, but each option agreement shall include, by appropriate language, or be subject to, the substance of all of the following provisions:

     A. The purchase price under each option shall in no instance be less than the greater of par value or 100% of the fair market value of the stock subject to the option on the date the option is granted. For purposes of this Plan, during such time as the stock is not listed upon an established stock exchange fair market value per share shall be the dealer "ask" price of stock in the over-the-counter market on the day the option is granted as reported by L.L. Fane & Company. If the stock becomes listed upon an established stock exchange or exchanges such fair market value shall be deemed to be the highest closing price of the stock on such stock exchange on the day the option is granted or if no sale of the Holding Company's stock shall have been made on any stock exchange on that day, on the next preceding day on which there was a sale of such stock.

     B. The purchase price shall be paid to the Holding Company in cash or certified check.

     C. The maximum term of any option shall be ten years from the date it was granted.

     D. An option shall not be transferable except by will or by the laws of descent and distribution, and during the lifetime of the person to whom the option is granted, he or she alone may exercise it.

     E. No option under this Plan shall be exercisable while there is outstanding any incentive stock option which was granted, before the granting of such option, to such individual to purchase stock in the Holding Company or in a corporation which (at the time of the granting of such option) is a parent or subsidiary corporation of the Holding Company, or in a predecessor corporation of any such corporations. For purposes of the preceding sentence, an incentive stock option shall be treated as "outstanding" until such option is exercised in full or expires by reason of the lapse of time.

     F. An option shall terminate and may not be exercised if the continuous employment by the Holding Company of the person to whom it is granted terminates, except as follows:

          (1) If continuous employment terminates for any reason other than death, resignation or cause, the optionee may exercise the option at any time within three months after termination of employment.

          (2) If continuous employment terminates because of death, an option may be exercised at any time within nine
     (9) months following such death by the decedent's personal representative or by the person or persons to whom the decedent's rights under the option shall pass by will or by the laws of descent or distribution.

     G. Neither a person to whom an option is granted nor his legal representative, heir, legatee, or distributee, shall be deemed to be the holder of, or to have any other rights of a holder with respect to any shares subject to such option unless and until he has exercised his option pursuant to the terms thereof. Stock to be issued as a result of the exercise of an option shall be issued as of the first business day following the date of payment therefor and the optionee shall become a shareholder of record with respect to such shares as of that date.

     H. No option may be exercised in part if such partial exercise is of less than 25 shares of stock.

     I. Option agreements shall contain such other terms and provisions as may be necessary to render them incentive stock options pursuant to Section 422A of the Code and the regulations thereunder, as the same or any successive statute or regulations may at the time be in effect.

     6. USE OF CASH PROCEEDS FROM STOCK. Cash proceeds from the sale of stock pursuant to options granted under the Plan shall constitute general funds of the Holding Company.

     7.   CHANGES IN CAPITAL.

     A. If the outstanding common stock of the Holding Company, shares of which are eligible for the granting of options hereunder, or subject to options previously granted, shall at any time be changed or exchanged by declaration of a stock dividend, split-up, combination of shares, recapitalization, merger or consolidation in which the Holding Company is the surviving corporation, the number and kind of shares subject to this Plan under paragraph 2 or subject to any options previously granted, and the option prices shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares without changing the aggregate option price.

     B. In the event of a dissolution or liquidation of the Holding Company, or a merger or consolidation in which the Holding Company is not the surviving corporation, any outstanding options hereunder may be terminated by the Holding Company provided that each optionee shall, in such event, have the right immediately prior to such dissolution, liquidation, merger, or consolidation, to exercise any outstanding, unexpired option in whole or in part.

     8. AMENDMENTS OF THE PLAN OR OPTIONS. The Board of Directors at any time, and from time to time, may amend the Plan, and may take such other actions as may be necessary and appropriate to obtain for the Holding Company or the optionees the benefit of laws or changes in the law applicable to the Plan and the optionees, subject to the limitation, however, that except as provided in paragraph 7 (relating to adjustments upon changes in stock), no amendment shall be made, except with approval of stockholders, which will

     (1) Increase the number of shares reserved for options under the Plan; or

     (2) Change the designation of the class of employees eligible to receive options; or

     (3) Cause options issued hereunder to fail to meet the requirements of incentive stock options; or

     (4)  Amend this paragraph.

     The rights and obligations under any option granted before amendment of the Plan shall not be materially altered or impaired adversely by such amendment, except by consent of the person to whom the option was granted.

     9. TERMINATION OR SUSPENSION OF THE PLAN. The Board of Directors at any time may suspend or terminate the Plan. The Plan, unless sooner terminated, shall terminate ten (10) years from its effective date. An option may not be granted under the Plan while the Plan is suspended or after it is terminated. Rights and obligations under any option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with consent of the person to whom the option was granted.

     10. EFFECTIVE DATE. The Plan shall become effective upon the effective date of the Plan of acquisition, whereby 100% of the outstanding shares of common stock of the Bank shall be exchanged on a one-for-one basis for shares of common stock of the Holding Company.